UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM 8-K
__________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 2, 2012

ARTEMIS ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-54678	To Be Applied
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

Attn: Peter Iodice, President
897 Fording Island Rd., #411
Bluffton, SC 29910
(Address of principal executive offices)

(315) 652-2274
 (Registrant’s telephone number, including area code)

2000 Hamilton Street # 943
Philadelphia, PA 19130
(Former Name of Former Address, if Changes since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

William Tay, the sole shareholder of Artemis Acquisition Corp. (the “Registrant”) entered into a share purchase agreement dated as of August 2, 2012 (the "Agreement") with Peter Iodice. Pursuant to the Agreement, William Tay transferred to Mr. Iodice 31,076,100 shares of our common stock which represents 99% of our issued and outstanding shares in consideration of $59,990. The Agreement is subject to a number of conditions to closing.

The description of the material terms of the aforementioned Agreement included in Items 5.01 and 5.02 of this Form 8-K is incorporated by reference into this Item.

Item 5.01 Change in Control of Registrant.

On August 2, 2012, William Tay, the sole shareholder of Artemis Acquisition Corp., consummated a sale of 31,076,100 shares of our common stock to Peter Iodice for an aggregate purchase price of $59,990. Following the closing of the share purchase transaction, Mr. Iodice owns a 99% interest in the issued and outstanding shares of our common stock.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference and to Item 5.02 of this Form 8-K, which is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Election of New Director
On August 2, 2012, immediately prior to the closing of the Share Purchase Agreement transaction, Mr. Tay, acting as the sole shareholder of the Registrant, elected and appointed Mr. Iodice to the Board of Directors of the Registrant. Biographical information relating to Mr. Iodice is below.

Resignation of Director
Immediately following the closing of the Share Purchase Agreement transaction, Mr. Tay tendered his resignation as the Registrant’s President, Chief Executive Officer, Treasurer, Secretary and Director. Mr. Iodice, acting as the sole remaining member of the Registrant’s Board of Directors, accepted Mr. Tay’s resignation. The resignations were in connection with the consummation of the Share Purchase Agreement with Mr. Iodice and were not the result of any disagreement with Registrant on any matter relating to Registrant's operations, policies or practices.

Appointment of Officers
Following Mr. Tay’s resignations, Mr. Iodice appointed himself as President, Secretary, Treasurer and Chairman of the Board of Directors of the Registrant.

Biographical Information for Peter Iodice.

Mr. Iodice, age 60, is involved in the development and operations of convenience stores and travel centers. He has served as President of Compass Energy Holdings, Inc. and his major responsibilities has been to oversee the overall operations of the units with his primary responsibility was to oversee the growth and expansion of the company.

Mr. Iodice is qualified to serve as our Director because he has been involved in the development and operations of convenience stores and travel centers for over twenty-five (25) years. Mr. Iodice’s management experience in the convenience store industry started in 1974 after graduating from university. Mr. Iodice started in the management program with a large convenience store chain, and advanced to a district manager overseeing as many as fifteen (15) stores and over seventy-five (75+) employees as operator and manager. Later, Mr. Iodice managed a group of nine convenience stores and two 24-hour truck stops for Retail Convenience Stores, Inc. In 2000, Mr. Iodice formed and operated a wholesale fuel distribution business as a direct distributor for most major gasoline brands, selling over fifty million gallons per year. This business, Petroleum Products Southern, Inc. was sold in 2006, along with his interest in numerous convenience store locations. Mr. Iodice also maintains memberships in local, state and national associations and has and will continue to attend continuing education forums for the industry. For these reasons, Mr. Iodice is substantially experienced in this industry. Mr. Iodice received his BBA degree in Management and Finance from the University of Georgia in 1973.

In 2007 Mr. Iodice settled with the State of South Carolina on a business matter in the amount of $100,000.00. Since that time the matter has been fully adjudicated and settled.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments at Artemis Acquisition Corp.

Item 9.01 Financial Statement and Exhibits.

(a)  Financial Statements of Business Acquired.

Not Applicable.

(b)  Pro Forma Financial Information.

Not Applicable.

(c)  Exhibits

Exhibits No.	Description
10.1	Share Purchase Agreement between William Tay, Artemis Acquisition Corp. and Peter Iodice., dated August 2, 2012*
17.1	Resignation Letter of William Tay dated as of August 2, 2012*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Artemis Acquisition Corp.

Dated: August __, 2012	By:	/s/ Peter Iodice
Name: Peter Iodice
Title: President and Secretary